Exhibit 3.1

CERTIFICATE OF FORMATION

OF

DUKE ENERGY PROGRESS NC STORM FUNDING II LLC

The undersigned authorized person, desiring to form a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware hereby certifies as follows:

1.       The name of the limited liability company is:

DUKE ENERGY PROGRESS NC STORM FUNDING II LLC

2.       The Registered Office of the limited liability company in the State of Delaware is located at The Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at such address upon whom process against this limited liability company may be served is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Duke Energy Progress NC Storm Funding II LLC this 14th day of July, 2025.

By:	/s/ Cassandra M. Springer
Cassandra M. Springer
Authorized Person